EXHIBIT 2.1

PLAN OF CONVERSION OF

SCOTT’S LIQUID GOLD-INC., a Colorado corporation,

INTO

HORIZON KINETICS HOLDING CORPORATION, a Delaware corporation

This PLAN OF CONVERSION (this “Plan”), dated as of August 1, 2024, is hereby adopted by Scott’s Liquid Gold-Inc., a Colorado corporation (“Scott’s”), in order to set forth the terms, conditions and procedures governing the conversion of Scott’s into a Delaware corporation pursuant to Section 7-111-101.5 of the Colorado Business Corporation Act (as amended, the “CBCA”), Sections 7-90-201 and 7-90-202 of the Colorado Corporations and Associations Act (as amended, the “CCAA”) and Section 265 of the Delaware General Corporation Law (as amended, the “DGCL”).

WHEREAS, Scott’s Board of Directors has approved the Conversion (as defined below) and submitted this Plan to the shareholders of Scott’s for approval, and the shareholders have approved this Plan.

NOW, THEREFORE, Scott’s does hereby adopt this Plan to effectuate the conversion of Scott’s into a Delaware corporation as follows:

1.
Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the CBCA, CCAA and the DGCL, including, without limitation, Section 7-111-101.5 of the CBCA, Sections 7-90-201 and 7-90-202 of the CCAA and Sections 103 and 265 of the DGCL, Scott’s shall convert (referred to herein as the “Conversion”) into a Delaware corporation named “Horizon Kinetics Holding Corporation” (referred to herein as the “Company”) at the Effective Time (as defined in Section 3 below). The Company shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Company shall be deemed to have commenced on the date Scott’s commenced its existence in Colorado.
2.
Effect of Conversion. Following the Conversion, and without any further action on the part of Scott’s, the Company or its shareholders, the Company shall, for all purposes of the laws of the States of Delaware and Colorado, be deemed to be the same entity as Scott’s. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of Scott’s, the Company or its shareholders, for all purposes of the laws of the States of Delaware and Colorado, all of the rights, privileges and powers of Scott’s, and all property, real, personal and mixed, and all debts due to Scott’s, as well as all other things and causes of action belonging to Scott’s, shall remain vested in the Company and shall be the property of the Company and the title to any real property vested by deed or otherwise in Scott’s shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Scott’s shall be preserved unimpaired, and all debts, liabilities and duties of Scott’s shall remain attached to the Company and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of Scott’s, as well as the debts, liabilities and duties of Scott’s, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Company for any purpose of the laws of the States of Delaware or Colorado. The Conversion shall not be deemed to affect any obligations or liabilities of Scott’s incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Scott’s shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of Scott’s and shall constitute a continuation of the existence of Scott’s in the form of a Delaware corporation. The Company is the same entity as Scott’s.
3.
Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 16 hereof, the Conversion shall be effected as soon as practicable after the shareholders of Scott’s have approved this Plan. Subject to the foregoing, the Conversion shall be effective at 11:05 p.m. Eastern

Time on August 1, 2024 upon (a) the filing with the Secretary of State of the State of Colorado of a duly executed Statement of Conversion meeting the requirements of Section 7-90-201.7 of the CCAA (the “Colorado Statement of Conversion”) and (b) the filing with the Secretary of State of the State of Delaware of (i) a duly executed Certificate of Conversion meeting the requirements of Sections 103 and 265 of the DGCL in substantially the form of Exhibit A hereto (the “Delaware Certificate of Conversion”), and (ii) a duly executed Certificate of Incorporation of the Company in the form specified below (the “Effective Time”).
4.
Corporate Governance Matters.
(a)
Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be as set forth in substantially the form of Exhibit B attached hereto (the “Certificate of Incorporation”) and shall be filed with the Secretary of State of the State of Delaware.
(b)
Bylaws. At the Effective Time, the Bylaws of the Company shall be as set forth in substantially the form of Exhibit C attached hereto (the “Bylaws”), and shall be deemed adopted as such by the Board of Directors of the Company. Thereafter, the Bylaws may be amended by the Board of Directors or shareholders of the Company as provided in the Bylaws and, as applicable, the Certificate of Incorporation.
(c)
Officers and Directors. The officers and directors of the Company immediately after 11:10 p.m. Eastern Time on August 1, 2024 shall be those officers and directors specified in Scott’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on or about May 13, 2024, unless different officers shall be appointed by the directors of the Company, in which case the officers of the Company shall be those persons so appointed.
5.
Effect of the Conversion on the Common Stock of Scott’s. Subject to the terms and conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of Scott’s, the Company or its shareholders, each twenty (20) share of common stock, par value $0.10 per share, of Scott’s (the “Scott’s Common Stock”) issued and outstanding shall automatically be combined and converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (such combination, the “Reverse Stock Split”). No fractional shares of Company Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Scott’s Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Company Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Company Common Stock to which such holder would otherwise be entitled multiplied by the closing price per share of the Company Common Stock on OTC Pink Market tier of OTC Markets (or other market on which the Company Common Stock is listed), on the date of the Effective Time. The Reverse Stock Split shall have no effect on the authorized number of shares of Scott’s Common Stock.
6.
Effect of the Conversion on the Preferred Stock of Scott’s. There are no shares of preferred stock of Scott’s issued and outstanding. The Reverse Stock Split shall have no effect on the authorized number of shares of Scott’s preferred stock.
7.
Effect of the Conversion on Awards of Scott’s. Subject to the terms and conditions of this Plan, at the Effective Time, all outstanding stock options, purchase rights, restricted stock awards, restricted stock units and other stock awards relating to the Scott’s Common Stock shall, by virtue of the Conversion and without any further action on the part of Scott’s, the Company, its shareholders or the holders of any such awards, continue on the same terms and conditions and be assumed by the Company, provided that all such awards shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Company Common Stock. Unless otherwise specified in the applicable plan pursuant to which such awards were made, each outstanding and unexercised option, other right to purchase, or security convertible into, capital stock of Scott’s (a “Right”) shall be an option, right to purchase or security convertible into the same type of capital stock of the Company on the basis of one (1) share of capital stock of the Company for each twenty (20) shares of the same type of capital stock of Scott’s issuable pursuant to any such Right, on the same terms and conditions in place at the Effective Time of the Conversion; provided, that any exercise price or conversion price in effect with respect to any such Right at the Effective Time of the Conversion shall be increased proportionately.
8.
Stock Certificates. From and after the Effective Time, the registered owner on the books and records of the Company or its transfer agent of any outstanding certificate of Scott’s Common Stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Company evidenced by such outstanding certificate; provided, however, that, subject to the treatment of fractional shares specified in Section 5 hereof, each such certificate that theretofore represented shares of Scott’s Common Stock shall thereafter represent that number of shares of Company Common Stock into which the shares of Scott’s Common Stock represented by such certificate shall have been reclassified and combined pursuant to Section 5 hereof. Each person holding of record a stock certificate or certificates that represented shares of Scott’s Common Stock shall receive, upon surrender, and only upon such surrender, of such certificate or certificates, book-entry shares or, if specifically requested, a new certificate or certificates, evidencing and representing the number of shares of Company Common Stock to which such person is entitled under the foregoing reclassification and combination.
9.
Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, equity incentive plan, stock purchase plan, restricted stock unit agreement, cash-settled performance unit, stock option agreement and other similar plans and agreements to which Scott’s is then a party shall be automatically assumed by, and continue to be the plan of, the Company, without further action by Scott’s or the Company or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, equity incentive plan, stock purchase plan, restricted stock unit agreement, cash-settled performance unit, stock option agreement or other similar plan or agreement provides for the issuance or purchase of, or otherwise relates to, Scott’s Common Stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the Company Common Stock.
10.
Further Assurances. If, at any time after the Effective Time, the Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in the Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Scott’s, or to otherwise carry out the purposes of this Plan, the Company and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of Scott’s, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Scott’s, all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in the Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Scott’s, or to otherwise carry out the purposes of this Plan and the Conversion.

11.
Implementation and Interpretation. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of Scott’s and interpreted, upon the Effective Time, by the Board of Directors of the Company, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Scott’s or the Company, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.
12.
Amendment. This Plan may be amended or modified by the Board of Directors of Scott’s at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of this Plan by the shareholders of Scott’s shall not alter or change (a) the amount or kind of shares or other securities to be received by the shareholders hereunder, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without shareholder approval by the DGCL, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of Scott’s.
13.
Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of Scott’s, notwithstanding the approval of this Plan by the shareholders of Scott’s, or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of Scott’s, such action would be in the best interest of Scott’s and its shareholders. In the event of termination of this Plan, this Plan shall become void and of No effect and there shall be No liability on the part of Scott’s or its Board of Directors or shareholders with respect thereto.
14.
Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.
15.
Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
16.
Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.
17.
Facsimile Signatures. This Plan may be executed by facsimile or electronic signature.

IN WITNESS WHEREOF, Scott’s Liquid Gold-Inc., a Colorado corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

SCOTT’S LIQUID GOLD-INC., a Colorado corporation
By: Name: Title:	/s/ David M. Arndt David M. Arndt President and Chief Financial Officer

Exhibit A

Certificate of Conversion

Exhibit B

Certificate of Incorporation

Exhibit C

Bylaws